MID-AMERICA APARTMENT COMMUNITIES, INC.

A self-managed Equity REIT

PRESS RELEASE

MID-AMERICA ANNOUNCES PRICING OF 1,000,000 SHARES OF COMMON STOCK

MEMPHIS, TN, May 9, 2006 - Mid-America Apartment Communities, Inc. (NYSE:MAA; the “Company”) announced today that it has priced a public offering of 1,000,000 shares of common stock for net proceeds before expenses of $51.7 million. The offering is expected to close on May 12, 2006. Raymond James & Associates, Inc., the sole underwriter of the offering, has been granted a 30-day option to purchase up to an additional 150,000 shares of common stock to cover over-allotments, if any. The Company plans to use $10 million of the net proceeds to redeem its 8 5/8% Series G Cumulative Redeemable Preferred Stock and the remainder to pay down indebtedness under the Company’s FNMA facilities.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offering of these securities will be made solely by means of a prospectus supplement and the accompanying prospectus. Copies of the prospectus supplement and accompanying prospectus can be obtained by contacting Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716; telephone: (727) 567-3800.

MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 39,179 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to our website at www.maac.net or contact Investor Relations at investor.relations@maac.net or (901) 435-5371. 6584 Poplar Ave., Suite 300, Memphis, TN 38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the Form 10-K and Form 10-Qs.